EXHIBIT 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com

T 858.677.1400 F 858.677.1401

January 20, 2012

The Active Network, Inc.

10182 Telesis Court, Suite 100

San Diego, California 92130

Re:	Registration Statement on Form S-1
Relating to 1,500,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to The Active Network, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to 1,500,000 shares of the Company’s Common Stock, par value $0.001 per share (the “ Shares”), that may be sold by certain selling stockholders.

The shares include:

•

1,050,000 shares of common stock issued to the selling stockholders pursuant to the terms of that certain Agreement and Plan of Merger, dated December 30, 2011, among the Company, Active Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, StarCite, Inc., a Delaware corporation, and Internet Capital Group Operations, Inc., a Delaware corporation, in its capacity as the securityholders’ agent (the “Merger Agreement”);

•

300,000 shares of common stock that are currently held in escrow to indemnify the Company against breaches of representations and warranties and may be released to the selling stockholders pursuant to the terms of the Merger Agreement; and

•

150,000 shares of common stock that may be issued to the selling stockholders pursuant to the terms of the Merger Agreement, subject to the trading price of the Company’s common stock on the New York Stock Exchange during the sixty day period following effectiveness of the Registration Statement.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation law of the State of Delaware and the federal law of the United States.

Based upon and subject to the foregoing, we are of the opinion that the Shares that are being offered by the selling stockholders have been duly authorized and are, or upon issuance in accordance with the terms of the Merger Agreement, will be, validly issued, fully paid and non-assessable.

The Active Network, Inc.

January 20, 2012

Page Two

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is given to you solely for use in connection with the registration for resale of the Shares in accordance with the prospectus included in the Registration Statement and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Merger Agreement, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)